Exhibit 99.1

Usio Announces Second Quarter 2024 Financial Results

Total payment dollars processed through all payment channels up 29% versus the prior year period

SAN ANTONIO, August 14, 2024 (GLOBE NEWSWIRE) – Usio, Inc: (Nasdaq: USIO), a leading FinTech company that operates a full stack of integrated, cloud-based electronic payment and embedded financial solutions, today announced financial results for the second quarter, which ended June 30, 2024.

Louis Hoch, President and Chief Executive Officer of Usio, said, “Momentum remains strong, with a backlog of contracted PayFac integrated software vendors, "ISVs", still to implement with more than $1.4 billion in potential processing dollars. Total payment dollar processing volume growth accelerated to 29% in the second quarter, with all of our electronic transaction processing businesses generating double-digit growth across all of their key processing metrics. However, based on first half revenues, and anticipated future volumes respective to our initial projections due to PayFac's contracted ISVs implementing slower than we had previously forecasted, we are lowering our revenue guidance to 3-7% growth, and our EPS expectations to $0.0-$0.03 per share. However, we are raising our expectations for fiscal 2024 Adjusted EBITDA1 to be between $4.25 and $5.0 million, as gross margins are expected to improve."

Revenues for the quarter were once again in line with our expectations for the quarter and were down from a year ago, primarily due to the continued managed wind down of a large Prepaid program related to the NYC COVID Incentive program. Excluding that single program, revenues would have been up for both the quarter and the first half of the year compared to a year ago.  Revenues in the quarter were led by Credit card, specifically in our Payfac division, where revenues were up 22% on a 25% increase in volumes, overcoming the attrition in our legacy portfolios to increase total credit card revenues 2%. Prepaid card services, despite the decline in revenues, has a positive growth trajectory, with card load volume growing 55% from the comparable quarter of 2023, to a record $133 million, and exceeded $100 million for the fourth consecutive quarter. ACH & Complementary Services also had strong processing volume growth, although revenues were down marginally for the quarter, due to the presence of some one-time revenues in the prior year period, while up over the first half of the year. Revenues for Output Solutions were down for the quarter, though underlying volumes were up sequentially versus the first quarter of 2024. The decrease was due to the comparison with a strong second quarter 2023 and delays with some new customer implementations.

We have also reclassified interest revenue earned on merchant funds held for payment processing, merchant reserves and prepaid balances to top line revenue. This change reflects a shift in how the Company reports this income, which was previously categorized as non-operating income. This reclassification highlights that this revenue is integral to these core business segments, aligning it with the Company’s primary revenue streams. Interest income earned on operating cash continues to be reported below the line. This adjustment provides greater transparency into the company's operational performance and the main drivers of revenue within its key business lines.

For the quarter ended June 30, 2024, margins were up sequentially from the first quarter, although gross profit and margins were down marginally from a year ago due to a slightly less favorable sales mix, including the runoff of the NYC COVID Incentive Prepaid Card Program. Other selling, general and administrative expenses increased modestly from the same period last year and, on an annual basis, are expected to be nominally higher versus the prior year to support the anticipated revenue growth. The Company reported net income of $0.1 million, or $0.00 per share, compared to net income of $0.2 million, or $0.01 per share, a year ago.  Adjusted EBITDA1 was $0.8 million, a $0.5 million decline from the $1.3 million Adjusted EBITDA1 a year ago.  The Company’s financial position remains strong as the Company generated $1.0 million in Adjusted Operating Cash Flows1 over the first six months of this fiscal year with cash at quarter end up over $1.0 million compared to the same point a year ago.

Mr. Hoch concluded, “The Company is in an extremely strong position, with a growing portfolio of recurring revenues, a best-ever financial position, and signed contracts that will be adding incremental revenue as they come online.  Though the timing of when these large incremental deals will ramp up remains uncertain, we are confident that it is simply a question of timing. We believe that this should elevate Usio to a new level of revenue and earnings while further strengthening our franchise and creating new opportunities for growth.”

Quarterly Processing and Transaction Volumes

Total payment transactions processed in the second quarter of 2024 were 11.1 million, an increase of 24% over the same quarter of last year. Total payment dollars processed through all payment channels in the second quarter of 2024 were $1.7 billion, an improvement of 29% over last year's second quarter $1.3 billion in volume.

We set all-time records in Prepaid card load, processing and transaction volumes in our Prepaid business unit. Prepaid card load volume was up 55%, transactions processed were up 58% and purchase volume were up 39%, in each case, from the same quarter a year ago. In our Credit card segment, dollars processed were up 10% and transactions processed were up 19% from a year ago. ACH electronic check transaction volume was up 10%, electronic check dollars processed were up 36% and return check transactions processed was up 13%, all compared to the same quarter a year ago.

Second Quarter 2024 Revenue Detail

Revenues for the quarter ended June 30, 2024 were $20.1 million, down 6% compared to the prior year quarter, primarily reflecting a decrease in Prepaid revenues due to the continued wind-down of the NYC COVID Incentive program. Similarly, revenues for the six months ended June 30, 2024 were down 4% compared the prior year period attributable to the decrease in Prepaid revenues.

	Three Months Ended June 30,
	2024	2023	$ Change	% Change

ACH and complementary services	$3,894,330	$4,079,157	$(184,827)	(5)%
Credit card	7,261,268	7,115,884	145,384	2%
Prepaid card services	3,673,418	5,217,468	(1,544,050)	(30)%
Output Solutions	4,686,869	4,849,197	(162,328)	(3)%
Interest - ACH and complementary services	190,233	40,361	149,872	371%
Interest - Prepaid card services	334,624	125,058	209,566	168%
Interest - Output Solutions	39,146	9,447	29,699	314%
Total Revenue	$20,079,888	$21,436,572	$(1,356,684)	(6)%

	Six Months Ended June 30,
	2024	2023	$ Change	% Change

ACH and complementary services	$7,776,064	$7,419,879	$356,185	5%
Credit card	14,822,002	14,455,782	366,220	3%
Prepaid card services	7,014,642	10,024,872	(3,010,230)	(30)%
Output Solutions	10,224,792	10,807,417	(582,625)	(5)%
Interest - ACH and complementary services	401,873	43,306	358,567	828%
Interest - Prepaid card services	737,365	186,018	551,347	296%
Interest - Output Solutions	73,536	15,568	57,968	372%
Total Revenue	$41,050,274	$42,952,842	$(1,902,568)	(4)%

Gross profit for the second quarter of 2024 was $4.8 million compared to $5.2 million for the second quarter of 2023, while gross margins were 23.9%, which was 0.3% lower than the same period a year ago. This decrease in gross margins reflects the impact of lower residual revenues generated from prepaid card breakage and spoilage. Sequentially, margins were up compared to the first quarter of 2024, as there was lower prepaid card breakage and spoilage revenues in the second quarter.

Gross profits for the six months ended June 30, 2024 were $9.7 million, down $0.5 million, from the same time period last year. This was primarily attributable to lower overall revenues, while gross margins were only down a nominal 0.1% to 23.5%, with second quarter profitability having improved as we replaced lower margin revenues from the first quarter of 2024 with more profitable business. These improvements stem for the growth of new customers in our Prepaid card services business, and improvements in Output Solutions as customer mix shifted in the second quarter.

Other selling, general and administrative expenses were $4.0 million for the quarter ended June 30, 2024, up slightly compared to $3.9 million in the prior year period. The increase was primarily attributable to nominal increases in general salary and benefits. While we expect full year expenses to be nominally higher from a year ago to support our anticipated growth in revenues and implementations, we are committed to achieving our goal to improve operating leverage as a means to accelerate profitable growth

Other selling, general and administrative expenses were $8.1 million for the six months ended June 30, 2024, compared to $7.7 million in the prior year period, the increase being primarily attributable to some one-time increases in professional fees and marketing, including increased sales-related travel, in the first quarter of 2024.

For the quarter, we reported an operating loss of $0.2 million compared to positive $0.2 million in operating income for the same quarter a year ago. Adjusted EBITDA1 was $0.8 million for the quarter, compared to Adjusted EBITDA1 of $1.3 million a year ago. Net income for the quarter ended June 30, 2024 was $0.1 million, or $0.00 per share, compared to net income of $0.2 million, or $0.01 per share, for the same period in the prior year.

For the six months ended June 30, 2024, our operating loss was $0.5 million compared to operating income of $0.3 million in the same period a year ago, with a net loss of $0.2 million, or ($0.01) per share, versus net income of $0.2 million in the six months ended June 30, 2023. Adjusted EBITDA1 was $1.6 million in the six months ended June 30, 2024, a decrease of $0.8 million, from $2.4 million a year ago.

Adjusted Operating Cash Flows1 (excluding merchant reserve funds, prepaid card load assets, customer deposits and net operating lease assets and obligations) was $1.0 million for the six months ended June 30, 2024. Cash flows used in operating activities was $3.1 million for the six months ended June 30, 2024, compared to cash flows used in operating activities of $27.8 million in the same period a year ago, with the difference driven primarily by the decrease in accounts payable and accrued expenses, alongside lower prepaid card load obligations, as funds are loaded and spent on our prepaid cards.

We continue to be in solid financial condition with $7.5 million in cash and cash equivalents as of June 30, 2024, a $0.3 million increase in cash balances over the first six months of the year, and an improvement of $1.0 million from June 30, 2023.

1 Please see reconciliation of GAAP to Non-GAAP Financial Measures

Conference Call and Webcast

Usio, Inc.'s management will host a conference call on Wednesday, August 14, 2024, at 4:30 pm Eastern time to review financial results and provide a business update. To listen to the conference call, interested parties within the U.S. should call +1-844-883-3890. International callers should call + 1-412-317-9246. All callers should ask for the Usio conference call. The conference call will also be available through a live webcast, which can be accessed via the Company’s website at www.usio.com/investors.

A replay of the call will be available approximately one hour after the end of the call through August 28, 2024. The replay can be accessed via the Company’s website or by dialing +1-877-344-7529 (U.S.) or 1-412-317-0088 (international). The replay conference playback code is 4975978.

About Usio, Inc.

Usio, Inc. (Nasdaq: USIO), a leading, cloud-based, integrated FinTech electronic payment solutions provider, offers a wide range of payment solutions to merchants, billers, banks, service bureaus, integrated software vendors and card issuers. The Company operates credit, debit/prepaid, and ACH payment processing platforms to deliver convenient, world-class payment solutions and services to clients through its unique payment facilitation platform as a service. The Company, through its Usio Output Solutions division offers services relating to electronic bill presentment, document composition, document decomposition and printing and mailing services. The strength of the Company lies in its ability to provide tailored solutions for card issuance, payment acceptance, and bill payments as well as its unique technology in the card issuing sector. Usio is headquartered in San Antonio, Texas, and has offices in Austin, Texas. Websites: www.usio.com, www.payfacinabox.com, www.akimbocard.com and www.usiooutput.com. Find us on Facebook® and Twitter.

Comparisons

Unless otherwise indicated, all comparisons and growth rates represent year-over-year comparisons, with the quarterly period of this year compared to the corresponding quarter of the prior year.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, as defined in Regulation G adopted by the Securities and Exchange Commission, of EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP financial measures provides investors with financial measures it uses in the management of its business.

•	The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation and amortization of intangibles.
•	The Company defines adjusted EBITDA as EBITDA, as defined above, plus non-cash stock option costs and certain non-recurring items, such as costs related to acquisitions.
•	The Company defines adjusted EBITDA margins as adjusted EBITDA, as defined above, divided by total revenues.
•	The Company defines adjusted operating cash flow as net cash provided by (used in) operating activities, less changes in prepaid card load obligations, customer deposits, merchant reserves and net operating lease assets and obligations. These adjustments to net cash provided by (used in) operating activities are not inclusive of any regular expense items, and only include changes in our assets and liabilities accounts on our consolidated balance sheet. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows as indicators of the Company's operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations.

Management believes EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flows are helpful to investors in evaluating the Company's operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded.

EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue, net income, or cash provided by (used in) operating activities, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA, adjusted EBITDA, adjusted EBITDA margins and adjusted operating cash flow have limitations as analytical tools and you should not consider these non-GAAP financial measures in isolation or as a substitute for analysis of our operating results as reported under GAAP.

1 See reconciliation of non-GAAP financial measures below

FORWARD-LOOKING STATEMENTS DISCLAIMER

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements which are covered by safe harbors. Those statements include, but may not be limited to, all statements regarding management's intent, belief and expectations, such as statements concerning our future and our operating and growth strategy and any guidance for future periods. These forward-looking statements are identified by the use of words such as "believe," "should," "intend," "look forward," "anticipate," "schedule,” and "expect" among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks related to an economic downturn, the management of the Company's growth, the loss of key resellers, the relationships with the Automated Clearing House network, bank sponsors, third-party card processing providers and merchants, the security of our software, hardware and information, the volatility of the stock price, the need to obtain additional financing, risks associated with new legislation, and compliance with complex federal, state and local laws and regulations, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2023. One or more of these factors have affected, and in the future could affect, the Company’s businesses and financial results and could cause actual results to differ materially from plans and projections. Although the Company believes that the assumptions underlying the forward-looking statements included in this press release are reasonable, the Company can give no assurance such assumptions will prove to be correct. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Contact:

Paul Manley

Senior Vice President, Investor Relations

paul.manley@usio.com

612-834-1804

USIO, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$7,498,256	$7,155,687
Accounts receivable, net	5,494,539	5,564,138
Settlement processing assets	51,122,984	44,899,603
Prepaid card load assets	28,056,918	31,578,973
Customer deposits	1,808,006	1,865,731
Inventory	407,013	422,808
Prepaid expenses and other	819,163	444,071
Current assets before merchant reserves	95,206,879	91,931,011
Merchant reserves	4,851,839	5,310,095
Total current assets	100,058,718	97,241,106

Property and equipment, net	3,427,109	3,660,092

Other assets:
Intangibles, net	1,317,370	1,753,333
Deferred tax asset, net	1,504,000	1,504,000
Operating lease right-of-use assets	2,184,415	2,420,782
Other assets	340,285	355,357
Total other assets	5,346,070	6,033,472

Total Assets	$108,831,897	$106,934,670

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$968,217	$1,031,141
Accrued expenses	3,214,518	3,801,278
Operating lease liabilities, current portion	442,668	633,616
Equipment loan, current portion	192,206	107,270
Settlement processing obligations	51,122,984	44,899,603
Prepaid card load obligations	28,056,918	31,578,973
Customer deposits	1,808,006	1,865,731
Current liabilities before merchant reserve obligations	85,805,517	83,917,612
Merchant reserve obligations	4,851,839	5,310,095
Total current liabilities	90,657,356	89,227,707

Non-current liabilities:
Equipment loan, net of current portion	597,176	718,980
Operating lease liabilities, net of current portion	1,863,147	1,919,144
Total liabilities	93,117,679	91,865,831

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; -0- shares outstanding at June 30, 2024 (unaudited) and December 31, 2023, respectively	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized; 29,764,435 and 28,671,606 issued, and 27,331,969 and 26,332,523 outstanding at June 30, 2024 (unaudited) and December 31, 2023, respectively	198,179	197,087
Additional paid-in capital	99,222,467	97,479,830
Treasury stock, at cost; 2,366,947 and 2,339,083 shares at June 30, 2024 (unaudited) and December 31, 2023, respectively	(4,511,919)	(4,362,150)
Deferred compensation	(7,681,660)	(6,907,775)
Accumulated deficit	(71,512,849)	(71,338,153)
Total stockholders' equity	15,714,218	15,068,839

Total Liabilities and Stockholders' Equity	$108,831,897	$106,934,670

USIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues	$20,079,888	$21,436,572	$41,050,274	$42,952,842
Cost of services	15,280,074	16,250,988	31,396,765	32,795,417
Gross profit	4,799,814	5,185,584	9,653,509	10,157,425

Selling, general and administrative expenses:
Stock-based compensation	460,061	577,869	959,334	1,082,443
Other SG&A	4,000,845	3,854,022	8,061,070	7,727,241
Depreciation and amortization	547,849	522,999	1,124,003	1,041,028
Total selling, general and administrative	5,008,755	4,954,890	10,144,407	9,850,712

Operating income (loss)	(208,941)	230,694	(490,898)	306,713

Other income and (expense):
Interest income	107,270	43,978	222,624	66,880
Other income	261,413	—	261,413	—
Interest expense	(14,250)	(533)	(27,835)	(1,195)
Other income, net	354,433	43,445	456,202	65,685

Income (loss) before income tax expense	145,492	274,139	(34,696)	372,398
Income tax expense	70,000	69,098	140,000	152,524

Net income (loss)	$75,492	$205,041	$(174,696)	$219,874

Income (Loss) Per Share
Basic income (loss) per common share:	$0.00	$0.01	$(0.01)	$0.01
Diluted income (loss) per common share:	$0.00	$0.01	$(0.01)	$0.01
Weighted average common shares outstanding
Basic	26,534,407	26,413,329	26,454,848	26,410,340
Diluted	26,534,407	26,413,329	26,454,848	26,410,340

USIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income (loss)	$(174,696)	$219,874
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	688,039	605,095
Amortization	435,964	435,933
Employee stock-based compensation	959,334	1,082,443
Non-cash revenue from returned common stock	—	(156,162)
Changes in operating assets and liabilities:
Accounts receivable	69,599	(850,132)
Prepaid expenses and other	(375,092)	(176,728)
Operating lease right-of-use assets	236,367	114,956
Inventory	15,795	25,185
Accounts payable and accrued expenses	(649,684)	136,401
Operating lease liabilities	(246,945)	(134,979)
Prepaid card load obligations	(3,522,055)	26,227,715
Merchant reserves	(458,256)	231,539
Customer deposits	(57,725)	9,070
Net cash provided by (used in) operating activities	(3,079,355)	27,770,210

Investing Activities
Purchases of property and equipment	(455,057)	(388,628)
Net cash (used in) investing activities	(455,057)	(388,628)

Financing Activities
Payments on equipment loan	(36,868)	(28,215)
Proceeds from issuance of common stock	10,510	-
Purchases of treasury stock	(149,769)	(19,036)
Net cash (used in) financing activities	(176,127)	(47,251)

Change in cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves	(3,710,539)	27,334,331
Cash, cash equivalents, prepaid card loads, customer deposits and merchant reserves, beginning of year	45,910,486	32,343,501

Cash, Cash Equivalents, Prepaid Card Loads, Customer Deposits and Merchant Reserves, End of Period	$42,199,947	$59,677,832

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$27,835	$1,195
Income taxes	—	312,158
Non-cash financing activity:
Issuance of deferred stock compensation	1,497,300	2,478,506

USIO, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock		Additional Paid- In	Treasury	Deferred	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Stock	Compensation	Deficit	Equity

Balance at December 31, 2023	28,671,606	$197,087	$97,479,830	$(4,362,150)	$(6,907,775)	$(71,338,153)	$15,068,839

Issuance of common stock under equity incentive plan	107,600	107	153,118	—	—	—	153,225
Deferred compensation amortization	—	—	—	—	346,047	—	346,047
Purchase of treasury stock costs	—	—	—	(44,823)	—	—	(44,823)
Net (loss) for the period	—	—	—	—	—	(250,188)	(250,188)

Balance at March 31, 2024	28,779,206	$197,194	$97,632,948	$(4,406,973)	$(6,561,728)	$(71,588,341)	$15,273,100

Issuance of common stock under equity incentive plan	994,049	994	1,610,320	—	(1,497,300)	—	114,014
Issuance of common stock under employee stock purchase plan	6,180	6	10,504	—	—	—	10,510
Reversal of deferred compensation amortization that did not vest	(15,000)	(15)	(31,305)	—	31,320	—	—
Deferred compensation amortization	—	—	—	—	346,048	—	346,048
Purchase of treasury stock costs	—	—	—	(104,946)	—	—	(104,946)
Net income for the period	—	—	—	—	—	75,492	75,492

Balance at June 30, 2024	29,764,435	$198,179	$99,222,467	$(4,511,919)	$(7,681,660)	$(71,512,849)	$15,714,218

Balance at December 31, 2022	27,044,900	$195,471	$94,048,603	$(3,749,027)	$(5,697,900)	$(70,863,049)	$13,934,098

Issuance of common stock under equity incentive plan	1,421,250	1,421	2,638,529	—	(2,444,054)	—	195,896
Deferred compensation amortization	—	—	—	—	308,676	—	308,676
Purchase of treasury stock costs	—	—	—	(8,529)	—	—	(8,529)
Net income for the period	—	—	—	—	—	14,833	14,833

Balance at March 31, 2023	28,466,150	$196,892	$96,687,132	$(3,757,556)	$(7,833,278)	$(70,848,216)	$14,444,974

Issuance of common stock under equity incentive plan	111,456	111	354,199	—	(34,452)	—	319,858
Reversal of deferred compensation amortization that did not vest	(115,000)	(115)	(188,088)	—	103,091	—	(85,112)
Deferred compensation amortization	—	—	—	—	343,123	—	343,123
Purchase of treasury stock costs	—	—	—	(10,507)	—	—	(10,507)
Non-cash return of common stock	—	—	—	(156,162)	—	—	(156,162)
Net income for the period	—	—	—	—	—	205,041	205,041

Balance at June 30, 2023	28,462,606	$196,888	$96,853,243	$(3,924,225)	$(7,421,516)	$(70,643,175)	$15,061,215

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Reconciliation from Operating income (Loss) to Adjusted EBITDA:
Operating income (Loss)	$(208,941)	$230,694	$(490,898)	$306,713
Depreciation and amortization	547,849	522,999	1,124,003	1,041,028
EBITDA	338,908	753,693	633,105	1,347,741
Non-cash stock-based compensation expense, net	460,061	577,869	959,334	1,082,443
Adjusted EBITDA	$798,969	$1,331,562	$1,592,439	$2,430,184

Calculation of Adjusted EBITDA margins:
Revenues	$20,079,888	$21,436,572	$41,050,274	$42,952,842
Adjusted EBITDA	$798,969	$1,331,562	$1,592,439	$2,430,184
Adjusted EBITDA margins	4.0%	6.2%	3.9%	5.7%

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	June 30, 2024	June 30, 2023

Reconciliation from net cash (used in) operating activities to Non-GAAP Adjusted Operating Cash Flow:
Net cash provided by (used in) operating activities	$(3,064,283)	$27,770,210
Operating cash flow adjustments:
Prepaid card load obligations	3,522,055	(26,227,715)
Customer deposits	57,725	(9,070)
Merchant reserves	458,256	(231,539)
Operating lease right-of-use assets	(236,367)	(114,956)
Operating lease liabilities	246,945	134,979
Total adjustments to net cash provided by operating activities	$4,048,614	$(26,448,301)
Adjusted operating cash flows provided	$984,331	$1,321,909